Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Flushing Financial Corporation

Uniondale, New York

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-260993) and Form S-8 (No. 333-151185, 333-151187, 333-163010, 333-176064, 333-188776, 333-198021, 333-219707 and 333-257162) of Flushing Financial Corporation (the Company) of our reports dated March 15, 2024, relating to the consolidated financial statements and the effectiveness of the Company’s internal control over financial reporting, which appear in this Annual Report on Form 10-K. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2023.

/s/ BDO USA, LLP

New York, New York

March 15, 2024